Exhibit 99.1

Arcimoto Reports First Quarter 2018 Financial Results and Provides Corporate Update

Build-Out and Automation of Manufacturing Facility and Path to Retail Production On Pace

EUGENE, Ore., May 14, 2018 – Arcimoto, Inc.® (NASDAQ: FUV) — makers of the Fun Utility Vehicle® (FUV®) — an affordable, practical, and thrilling pure electric vehicle for everyday commuters and fleets, today announced financial results for the first quarter ended March 31, 2018.

Recent Company Highlights:

●	Pre-orders for the FUV increased to 2,461 units, compared to 1,281 units at March 31, 2017
●	Demonstrated the FUV at several notable industry events across the country
●	Completed a third and fourth Signature Series FUV, both to be used for marketing purposes
●	Continued to build-out Arcimoto’s vertically-integrated metal fabrication and automation capabilities to both reduce vehicle production costs and increase the pace of production
●	On-track to methodically ramp FUV production in stages to mitigate risk, which entails the construction of 6 additional station-built Signature Series FUVs, followed by 15 line-built Beta Series FUVs starting in Q2 2018, and 25 line-built Pilot Series FUVs starting in Q3 2018, after which full Retail Series FUV production is expected to begin

Management Commentary

“We have made significant progress on the goals cited in our Reg A offering materials,” said Mark Frohnmayer, Founder and President of Arcimoto. “Our operations team remains laser-focused on meeting our goal of scalable retail series production of the FUV by the end of 2018.

The primary focus of our business and marketing team is defining the end-to-end customer experience, including innovative tools and initiatives to build brand awareness and facilitate purchase. Our activities to-date have driven significant media attention and continue to increase the demand for our vehicles. As of May 8, 2018, FUV pre-orders are 2,660 vehicles, representing approximately $40 million in anticipated revenue. We expect that the pace of new orders will accelerate as we deliver more FUVs to our pre-order customers and fully develop our in-market experience center locales.

The entirety of Arcimoto remains focused on executing upon our stated goal of delivering a vehicle to enhance the daily driving routine of our customers, and that we believe truly moves the needle on mobility emissions, while creating value for our shareholders.”

First Quarter 2018 Financial Results

Total revenues in the first quarter of 2018 were $656 as compared to $40,580 revenue in the first quarter of 2017. Sources of revenue in the first quarter of 2018 were $0 from the sale of vehicles, $0 from merchandise sales, $656 in metal fabrication revenue, and $0 in grant revenue.

The Company incurred an operating loss of $2.0 million in the first quarter of 2018, compared to an operating loss of $0.5 million in the first quarter of 2017.

Net loss for the first quarter of 2018 was $2.0 million, or ($0.13) per share, as compared to a net loss of $0.5 million, or ($0.04) per share in the first quarter of 2017.

The Company had $11.2 million in cash, cash equivalents and short-term investments as of March 31, 2018, compared to $14.1 million as of December 31, 2017.

Earnings Webcast Details

Management will host an investor webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Arcimoto’s first quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Q1 2018 Investor Webcast

Date: Monday, May 14, 2018

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Webcast: https://zoom.us/webinar/register/WN_HlKRausqR0G90py0zkUFvw

Please login to the webcast 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the IR section of the Arcimoto website at https://www.arcimoto.com/investor/.

The Company will be broadcasting an earnings update video as part of the webcast. The video can be viewed here https://youtu.be/IrL-_n8YE1E.

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today with a target base model purchase price of approximately $11,900, Arcimoto’s Fun Utility Vehicle is one of the lightest, most affordable, and most appropriate electric vehicles suitable for the daily driver. For more information please visit www.arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: fluctuations in our financial results; our ability to effectively execute on our growth strategy; our ability to design, manufacture and market vehicle models within projected timeframes; our dependence on suppliers; the number of reservations and cancellations for our vehicles and the ability to deliver on those reservations; our reliance on key personnel; our ability to manage the distribution channels for our products, including our ability to successfully implement our direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; changes in consumer demand for, and acceptance of, our products; changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; and changes in laws or regulations governing our business and operations. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

FUV@mzgroup.us

www.mzgroup.us

Public Relations Contact:

Susan Donahue

Managing Director

Skyya Communications

Main: 646-454-9378

FUV@skyya.com

www.skyya.com